                                                                    EXHIBIT 4.27



--------------------------------------------------------------------------------


                             PARTICIPATION AGREEMENT
                                  (1997 747-1)

                          Dated as of December 23, 1997

                                      Among

                             UNITED AIR LINES, INC.,
                                     Owner,

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                               in its capacity as
                     Pass Through Trustee under each of the
                         Pass Through Trust Agreements,

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             as Subordination Agent

                                       and

                   FIRST SECURITY BANK, NATIONAL ASSOCIATION,
               In its Individual Capacity and as Indenture Trustee


                             ----------------------

                             United Air Lines, Inc.
                           One Boeing 747-422 Aircraft

                             ----------------------


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




                                TABLE OF CONTENTS

                                                                                                               Page
SECTION 1.  Certain Definitions...................................................................................2

SECTION 2.  Purchase of Equipment Notes...........................................................................2

SECTION 3.  Equipment Notes.......................................................................................3

SECTION 4.  Conditions............................................................................................4
                  (a)  Conditions Precedent.......................................................................4
                  (b)  Conditions Precedent to the Obligations of Owner...........................................7

SECTION 5.  Owner's Representations, Warranties and Indemnities...................................................8

SECTION 6.  Representations, Warranties and Covenants............................................................16

SECTION 7.  Notices; Consent to Jurisdiction.....................................................................23

SECTION 8.  Miscellaneous........................................................................................24


                                          SCHEDULES

SCHEDULE I                    -     Names and Addresses

SCHEDULE II                   -     Commitments

SCHEDULE III                  -     Description of Pass Through Trust Agreements

                             PARTICIPATION AGREEMENT
                                  (1997 747-1)


       THIS PARTICIPATION AGREEMENT (1997 747-1) dated as of December 23, 1997 among (i) UNITED AIR LINES, INC., a Delaware corporation (the "Owner"), (ii) FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as otherwise provided herein, but solely as trustee under each of the Pass Through Trust Agreements (as defined below),
(iii) FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, in its individual capacity and as Indenture Trustee (the "Indenture Trustee") under the Indenture and (iv) FIRST SECURITY BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as subordination agent and trustee (the "Subordination Agent") under the Intercreditor Agreement (as defined below).


                                   WITNESSETH:

       WHEREAS, Owner is the owner of the Boeing Model 747-422 aircraft more particularly described in the initial Indenture Supplement dated the Closing Date for which it desires to obtain financing;

       WHEREAS, pursuant to the Trust Indenture and Mortgage (1997 747-1) dated as of December 23, 1997 between Owner and the Indenture Trustee, Owner proposes to issue up to four Series of Equipment Notes in the form set forth in Exhibit A to the Indenture, which Equipment Notes are to be secured by the mortgage and security interest in the Aircraft created pursuant to the Indenture by the Owner in favor of the Indenture Trustee;

       WHEREAS, the Series A, Series B and Series C Equipment Notes will be issued on the Closing Date to the Subordination Agent as nominee for the Pass Through Trustee for the applicable Pass Through Trust as evidence of the Owner's indebtedness to each such Pass Through Trustee;

       WHEREAS, Owner has the option to issue Series D Equipment Notes at any time on or after the Closing Date to such holder as may be identified in a supplement to this Participation Agreement;

       WHEREAS, pursuant to the Basic Pass Through Trust Agreement and each of the supplements thereto set forth in Schedule III hereto (the "Pass Through Trust Agreements"), on the Closing Date a separate grantor trust (collectively, the "Pass Through Trusts" and, individually, a "Pass Through Trust") will be created to facilitate certain of the transactions

                                          [Participation Agreement (1997 747-1)]

contemplated hereby, including, without limitation, the issuance and sale of credit enhanced pass through certificates pursuant thereto (collectively, the "Pass Through Certificates") to provide a portion of the financing of the Aircraft;

       WHEREAS, the proceeds from the issuance and sale of the Pass Through Certificates will be applied by the Pass Through Trustee to purchase from the Owner, on behalf of each Pass Through Trust, the Series A, Series B and Series C Equipment Notes, respectively, issued under the Indenture and bearing the same interest rate as the Pass Through Certificates issued by such Pass Through Trust;

       WHEREAS, concurrently with the execution and delivery of this Agreement,
(i) Kreditanstalt fur Wiederaufbau (the "Primary Liquidity Provider"), has entered into two revolving credit agreements (each, a "Primary Liquidity Facility") and Credit Suisse Financial Products (collectively, the "Above-Cap Liquidity Provider") has entered into certain irrevocable interest rate cap agreements (the "Above-Cap Liquidity Facility"), in each case for the benefit of the holders of the Pass Through Certificates of the United Airlines 1997-1A Pass Through Trust ((the "Class A Trust") and the United Airlines 1997-1B Pass Through Trust (the "Class B Trust")), with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, the Primary Liquidity Provider and the Subordination Agent entered into the Intercreditor Agreement, dated as of the date hereof (the "Intercreditor Agreement"); and

       WHEREAS, certain terms are used herein as defined in Section 1(a) hereof.

       NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

       SECTION 1. Certain Definitions. The terms "Owner," "Pass Through Trustee," "Subordination Agent," "Primary Liquidity Provider" and the "Indenture Trustee" shall have the further meanings attributed thereto in the Indenture referred to above and, except as otherwise defined in this Agreement, terms used herein in capitalized form shall have the meanings attributed thereto in the Indenture referred to above. Unless the context otherwise requires, any reference herein to any of the Operative Documents refers to such document as it may be amended from time to time in accordance with its terms and the terms of each other agreement restricting the amendment thereof.

       SECTION 2. Purchase of Equipment Notes. (a) Subject to the satisfaction or waiver of the conditions set forth herein, on the date hereof or on such other date agreed to by the parties hereto (the "Closing Date"):

                                          [Participation Agreement (1997 747-1)]


              (i) the Pass Through Trustee for each Pass Through Trust shall pay to the Owner the purchase price set forth on Schedule II hereto of the Equipment Note being issued to such Pass Through Trust;

              (ii) the Owner shall issue, pursuant to Article 2 of the Indenture, to the Subordination Agent, as nominee for the Pass Through Trustee for each of the Pass Through Trusts, an Equipment Note of the maturity and principal amount and bearing the interest rate set forth on
       Schedule II hereto opposite the name of such Pass Through Trust.

          (b) Owner shall have the option to elect at any time on or after the Closing Date to issue Series D Equipment Notes on the terms specified herein and in the Indenture. In the event Owner elects to issue such Series D Equipment Notes, Owner will arrange for the purchase of such Equipment Notes by lender(s) other than the Pass Through Trusts (such lender or lenders being herein referred to as the "Initial Series D Noteholders") and, on or prior to the Issuance Date with respect to such Series, Schedule II hereto and Exhibit B-4 to the Indenture shall be supplemented to incorporate appropriate information regarding such Initial Series D Noteholders and such Series D Notes and, upon receipt by Owner of the purchase price therefor and subject to appropriate conditions precedent, Owner shall issue, pursuant to Article 2 of the Indenture, the Series D Equipment Notes to the Initial Series D Noteholders.

          (c) The closing (the "Closing") of the issuance of the Series A, Series B and Series C Equipment Notes described in this Agreement shall take place at the offices of Vedder, Price, Kaufman & Kammholz, 222 N. LaSalle St., Chicago, Illinois, at 10:00 a.m. (Chicago time) on the Closing Date, or at such other place as the parties hereto may agree.

          (d) All payments pursuant to this Section 1 shall be made in immediately available funds to such accounts and at such banks as the parties hereto shall designate in writing not less than one Business Day prior to the Closing Date.

          (e) In order to facilitate the transactions contemplated hereby, the Owner has entered into the Purchase Agreement dated as of December 18, 1997 among the Owner and the several initial purchasers (the "Initial Purchasers") named therein (the "Initial Purchaser Purchase Agreement"), and, subject to the terms and conditions hereof, the Owner will enter into each of the Pass Through Trust Agreements and will undertake to perform certain administrative and ministerial duties under such Pass Through Trust Agreements.

       SECTION 3. Equipment Notes. The Equipment Notes issued from time to time hereunder shall be payable as to principal in accordance with the terms of the Indenture, shall provide for a floating rate of interest per annum and shall contain the terms and provisions provided for the Equipment Notes in the Indenture. On the applicable Issuance Date with respect to each Series, the Owner shall execute, and the Indenture Trustee shall authenticate and

                                          [Participation Agreement (1997 747-1)]

deliver to the applicable Noteholder, an Equipment Note of such Series in the principal amount and bearing the interest rate and margin set forth opposite the name of such Noteholder on Schedule II hereto. Subject to the terms hereof, of the Pass Through Agreements and of the other Operative Agreements, all such Equipment Notes shall be dated and authenticated as of the applicable Issuance Date (and shall bear interest therefrom), shall be registered in such names as shall be specified by the Noteholder and shall be paid in the manner and at such places as are set forth in the Indenture.

       SECTION 4. Conditions. (a) Conditions Precedent. The obligations of each Pass Through Trustee to make the payment described in Section 2(a)(i), are subject to the satisfaction (or waiver) prior to or on the Closing Date of the following conditions precedent:

          (i) No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory or judicial authorities which, in the opinion of each Pass Through Trustee, would make it a violation of law or regulations for the Pass Through Trustees to make the payments described in Section 2(a), to execute, deliver and perform the Operative Documents, to acquire the Equipment Notes or to realize the security afforded by the Indenture.

          (ii) The Owner shall have tendered the Equipment Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall have authenticated such Equipment Notes and shall have tendered the Equipment Notes to the Subordination Agent on behalf of the applicable Pass Through Trustee in accordance with Section 1.

          (iii) The Pass Through Trustees shall have received duly authorized and validly executed counterparts or conformed copies of the following documents in form and substance satisfactory to such Pass Through Trustees and all such documents shall be in full force and effect:

                (1) this Agreement;

                (2) the Indenture;

                (3) the initial Indenture Supplement covering the Aircraft and dated the Closing Date;

                (4) the Consent and Agreement;

                (5) each of the Pass Through Trust Agreements;

                (6) the Intercreditor Agreement;

                                          [Participation Agreement (1997 747-1)]

                (7) the Primary Liquidity Facility for each of the Class A and Class B Trusts;

                (8) the Above-Cap Liquidity Facility for each of the Class A and Class B Trusts;

                (9) the Registration Rights Agreement;

                (10) the Bills of Sale; and

                (11) the Note Purchase Agreement.

          (iv) A Uniform Commercial Code financing statement or statements covering all the security interests created by or pursuant to the Granting Clause of the Indenture shall have been executed and delivered by the Owner and the Indenture Trustee, and such financing statement or statements shall have been duly filed with the Secretary of State of the State of Illinois and any other places necessary or advisable.

          (v) Each Pass Through Trustee shall have received the following, in each case in form and substance satisfactory to it:

              (1) a certified copy of the Restated Certificate of Incorporation and By-Laws of Owner and a copy of resolutions of the board of directors of Owner or the executive committee thereof, certified by the Secretary or an Assistant Secretary of Owner, duly authorizing the execution, delivery and performance by Owner of this Agreement, the Indenture and each other document required to be executed and delivered by Owner in accordance with the provisions hereof and thereof;

              (2) a certificate of Owner as to the Person or Persons authorized to execute and deliver this Agreement, the Indenture and any other documents to be executed on behalf of Owner in connection with the transactions contemplated hereby and as to the signature of such person or persons;

              (3) a copy of the Purchase Agreement solely to the extent the same relates to warranties or other rights assigned to the Indenture Trustee pursuant to the Indenture, certified by the Secretary or an Assistant Secretary of Owner as being a true and accurate copy of the same; and

              (4) a copy of the organizational documents, by-laws and general authorizing resolutions of the boards of directors (or executive

                                          [Participation Agreement (1997 747-1)]


       committees) or other satisfactory evidence of authorization of the Indenture Trustee, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Indenture Trustee, which authorize the execution, delivery and performance by the Indenture Trustee of all of the Operative Documents to which it is a party, together with such other documents and evidence with respect to the Indenture Trustee as any Pass Through Trustee may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate proceedings in connection therewith and compliance with the conditions herein set forth.

          (vi) On the Closing Date, (A) the representations and warranties of Owner contained in Section 5 of this Agreement shall be true and accurate as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), and (B) no event shall have occurred and be continuing, or would result from the purchase, sale, lease or mortgage of the Aircraft, which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Indenture Event of Default; and each Pass Through Trustee shall have received a certificate signed by the President or any Vice President of Owner, dated the Closing Date, addressed to the Pass Through Trustees certifying as to the matters set forth in clauses (A) and (B) above.

          (vii) The Pass Through Trustees shall have received an opinion addressed to such parties from (a) Charles F. McErlean, Jr., Assistant General Counsel for Owner, (b) Vedder, Price, Kaufman & Kammholz, special counsel to the Owner and (c) Mayer, Brown & Platt, special counsel to the Owner, in each case in form and substance reasonably satisfactory to such parties.

          (viii) The Pass Through Trustees shall have received an opinion addressed to such parties and Owner from Milbank, Tweed, Hadley & McCloy, special counsel for the Primary Liquidity Provider, and Cleary, Gottlieb, Steen & Hamilton, special counsel for the Above-Cap Liquidity Provider, in each case in form and substance reasonably satisfactory to the Pass Through Trustees.

          (ix) The Pass Through Trustees shall have received an opinion addressed to such parties and Owner from Lytle Soule & Curlee, special counsel in Oklahoma City, Oklahoma, in form and substance reasonably satisfactory to the Pass Through Trustees.

          (x) The Pass Through Trustees shall have received an opinion addressed to such parties and Owner from Ray, Quinney & Nebeker, special counsel for

                                          [Participation Agreement (1997 747-1)]

     the Indenture Trustee and the Pass Through Trustees, in form and substance reasonably satisfactory to the Pass Through Trustees.

          (xi) The Pass Through Trustees shall have received an independent insurance broker's report, and certificates of insurance, in form and substance reasonably satisfactory to such parties, as to the due compliance with the terms of Section 4.03 of the Indenture relating to insurance with respect to the Aircraft.

          (xii) The Pass Through Trustees shall have received a report from each of the Appraisers as to the fair market value of the Aircraft, in form and substance satisfactory to the Pass Through Trustees and the Owner.

          (xiii) The conditions precedent to the transactions specified in the Note Purchase Agreement and the Initial Purchaser Purchase Agreement shall have been satisfied (or waived) in accordance with the terms thereof.

          (xiv) The FAA Bill of Sale, the Indenture and the Indenture Supplement shall have been duly filed with the FAA.

       Promptly upon the recording of the Indenture and the Indenture Supplement covering the Aircraft pursuant to the Federal Aviation Act, Owner will cause Lytle Soule & Curlee, special counsel in Oklahoma City, Oklahoma, to deliver to the Pass Through Trustees an opinion as to the due and valid registration of the Aircraft in the name of the Owner, the due recording by the FAA of the FAA Bill of Sale, the Indenture and the Indenture Supplement and the lack of any intervening filings with respect to the Aircraft.

       (b) Conditions Precedent to the Obligations of Owner. It is agreed that the obligations of Owner to participate in the transactions contemplated hereby and to enter into the Operative Documents to which it is a party are all subject to the fulfillment to the satisfaction (or waiver) of Owner prior to or on the Closing Date of the following conditions precedent:

          (i) Those documents described in Section 4(a)(iii) shall have been duly authorized, executed and delivered by the respective party or parties thereto (other than Owner) in the manner specified in Section 4(a)(iii), shall each be satisfactory in form and substance to Owner, shall be in full force and effect on the Closing Date, and an executed counterpart of each thereof (other than the Equipment Notes) shall have been delivered to Owner or its counsel.

          (ii) Owner shall have received a copy of the general authorizing resolutions of the boards of directors (or executive committees) or other satisfactory evidence of authorization of the Indenture Trustee, the Pass Through Trustees, the Subordination Agent and the Primary Liquidity Providers, certified as of the Closing

                                          [Participation Agreement (1997 747-1)]

     Date by the Secretary or an Assistant Secretary of such parties, respectively, which authorize the execution, delivery and performance by the Indenture Trustee, the Pass Through Trustees, the Subordination Agent and the Primary Liquidity Providers of all the Fundamental Documents to which it is a party, together with such other documents and evidence with respect to the Indenture Trustee, the Pass Through Trustees, the Subordination Agent and the Primary Liquidity Providers as Owner or its counsel may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement, the taking of all corporate proceedings in connection therewith and compliance with the conditions herein set forth.

          (iii) The representations and warranties of the Indenture Trustee, the Pass Through Trustees and the Subordination Agent contained in Section 8 hereof shall be true and accurate as of the Closing Date as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which event such representations and warranties shall have been true and accurate on and as of such earlier date) and Owner shall have received a certificate signed by the Chairman of the Board, the President, any Vice President or any Assistant Vice President or other authorized representative of the Indenture Trustee, the Pass Through Trustees and the Subordination Agent, respectively, certifying as to the foregoing matters with respect to the Indenture Trustee, the Pass Through Trustees and the Subordination Agent, respectively.

          (iv) Owner shall have received the opinions set forth in Sections 4(a)(viii), 4(a)(ix) and 4(a)(x), in each case addressed to Owner and dated the Closing Date and otherwise in form and substance satisfactory to Owner.

          (v) Owner shall have received a copy of the reports required to be delivered pursuant to Section 4(a)(xii).

          (vi) No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities which, in the opinion of Owner, would make it a violation of law or regulations for Owner to enter into any transaction contemplated by the Operative Documents.

       SECTION 5. Owner's Representations, Warranties and Indemnities. (a) Representations and Warranties. Owner represents and warrants to the Indenture Trustee, the Pass Through Trustees and the Primary Liquidity Provider that as of the Closing Date:

          (i) Owner is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Delaware; is a Citizen of the United States and a Certificated Air Carrier; has its chief executive office (as such term is defined

                                          [Participation Agreement (1997 747-1)]

     in Article 9 of the Uniform Commercial Code) at 1200 East Algonquin Road, Elk Grove Township, Illinois 60007; is duly qualified to do business as foreign corporation in each jurisdiction in which its operations or the nature of its business requires, except where the failure to be so qualified would not have a material adverse effect on the ability of Owner to perform its obligations under the Owner Documents (as defined below); holds all material licenses, certificates, permits and franchises from the appropriate agencies of the United States of America and/or all other governmental authorities having jurisdiction, necessary to authorize Owner to engage in all transport and to carry on scheduled passenger service, in each case as presently conducted; and has the corporate power and authority to conduct its business as it is presently being conducted, and to enter into and perform its obligations under this Agreement, the Indenture, the initial Indenture Supplement, the Equipment Notes, the Pass Through Trust Agreements and all other documents executed by Owner in connection herewith or therewith (collectively, the "Owner Documents");

          (ii) the execution, delivery and performance by Owner of the Owner Documents have been duly authorized by all necessary corporate action on the part of Owner, do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of Owner except such as have been duly obtained, and none of the execution, delivery and performance by Owner of such Owner Documents contravenes any law, judgment, governmental rule, regulation or order binding on Owner or the certificate of incorporation or by-laws of Owner or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of Owner under:
     (x) its certificate of incorporation or bylaws; or (y) any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement or other agreement or instrument to which Owner is a party or by which it or its properties may be bound or affected, unless such contravention, default or Lien pertains to an agreement of the type listed in clause (y) of this Section and, individually or in the aggregate, would be reasonably unlikely to have a material adverse effect on the ability of the Owner to perform its obligations under the Owner Documents;

          (iii) neither the execution and delivery by Owner of the Owner Documents nor the performance by Owner of its obligations thereunder require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of any federal, state, local or foreign government authority or agency, except for
     (A) the registration of the Exchange Certificates (as defined in each Pass Through Trust Agreement), if any, pursuant to the provisions of the Pass Through Trust Agreements, under the Securities Act of 1933, as amended, and under the securities laws of any state in which the Exchange Certificates may be offered for sale if the laws of such state require such action, (B) the qualification of the Pass Through Trust Agreements under the Trust Indenture Act of 1939, as amended, which qualification will

                                          [Participation Agreement (1997 747-1)]

     be duly obtained upon the effectiveness of any Registration Statement (as defined in the Registration Rights Agreement) pursuant to an order of the Securities and Exchange Commission, (C) the registrations and filings referred to in Section 5(a)(v), (D) authorizations, consents, approvals, actions, notices and filings required to be obtained, taken, given or made the failure of which to obtain, take, give or make would not be reasonably likely to have a material adverse effect on the financial condition, properties or results of operations of the Owner, (E) any normal periodic and other reporting requirements under the applicable rules and regulations of the FAA to the extent required to be given or obtained only after the Closing Date, and (F) the recordings with the FAA described in the opinion referred to in Section 4(a)(ix);

          (iv) each of the Owner Documents has been duly executed and delivered by Owner and constitutes legal, valid and binding obligations of Owner enforceable against Owner in accordance with the terms thereof;

          (v) except for (A) the filing for recording pursuant to the Federal Aviation Act of the Indenture and the Indenture Supplement attached thereto and made a part thereof, and (B) the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created by such documents under the Uniform Commercial Code of Illinois, no further action, including any filing or recording of any document is necessary or advisable in order to perfect the security interest in favor of the Indenture Trustee in the Owner's interest in the Aircraft in any applicable jurisdiction in the United States and, on the Closing Date, after giving effect to such filings, the Owner Trustee will have a duly perfected first priority security interest in all of Owner's right, title and interest in and to the Aircraft, subject only to Permitted Liens;

          (vi) there has not occurred any event which constitutes an Indenture Default or an Indenture Event of Default which is presently continuing and there has not occurred any event which constitutes or would, with the passage of time or the giving of notice, or both, constitute an Event of Loss with respect to the Airframe or any Engine;

          (vii) the Owner has good and marketable title to the Aircraft, free and clear of all Liens, other than Permitted Liens, and the FAA Bill of Sale conveying title to the Owner has been duly filed with the FAA;

          (viii) neither Owner nor anyone acting on behalf of Owner has offered any interest in any Pass Through Certificate or any Equipment Note in a manner which would violate the Securities Act of 1933, as amended, the regulations thereunder, administrative and judicial interpretation thereof or the securities laws, rules or regulations of any state;

                                          [Participation Agreement (1997 747-1)]

          (ix) the Aircraft has been duly certified by the FAA as to type and airworthiness and such certification remains in full force and effect;

          (x) neither Owner nor any subsidiary of Owner is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended;

          (xi) except for the proceedings described in the discussion of Legal Proceedings in Owner's Annual Report on Form 10-K for the year ended December 31, 1996 and subsequently filed Form 10-Qs filed prior to the Closing Date, there are no pending or, to the knowledge of Owner, threatened actions or proceedings before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material adverse effect on the ability of Owner to perform its obligations under the Owner Documents or that seek to set aside, restrain, enjoin or prevent the consummation of this Agreement, the other Fundamental Documents or the transactions contemplated hereby or thereby;

          (xii) none of the proceeds from the issuance of the Equipment Notes will be used directly or indirectly by Owner to purchase or carry any "margin stock" as such term is defined in Regulation G or U of the Board of Governors of the Federal Reserve System;

          (xiii) the Indenture Trustee is entitled to the protection of Section 1110 of the United States Bankruptcy Code in connection with its rights to take possession of the Airframe and the Engines in the event of a case under Chapter 11 of the United States Bankruptcy Code in which the Owner is the debtor;

          (xiv) no Person acting on behalf of Owner is or will be entitled to any broker's fee, commission or finders fee in connection with the transactions contemplated hereby, other than the fees payable by Owner in connection with the sale of the Pass Through Certificate; and

          (xv) the statements of financial position of Owner as of December 31, 1996 and September 30, 1997 and the related statements of earnings and cash flow of Owner for the year and six months then ended, fairly present the financial condition of Owner as at such dates and the results of operations and cash flow of Lessee for the periods ended on such dates, in accordance with generally accepted accounting principles consistently applied (except as may be stated in the notes thereto), and subject in the case of the September 30, 1997 statements, to normal year-end audit adjustments, and since September 30, 1997, there has been no material adverse change in such condition or operations, except for such matters timely disclosed in press releases issued by UAL Corporation or Owner or in public filings, effective as of the date hereof, with the

     Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, by UAL Corporation, or Lessee.

          (b) General Indemnity. Owner hereby agrees to indemnify, on an after-tax basis, each Indemnitee against, and agrees to protect, save and keep harmless and shall pay on demand each of them from (whether or not the transactions contemplated herein or in any of the other Operative Documents or the Pass Through Trust Agreements are consummated), any and all Expenses imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of (A) the Fundamental Documents, any Permitted Lease and each Pass Through Trust Agreement (and any amendments thereto), or the enforcement of any of the terms of any thereof; or (B) the manufacture, design, purchase, resale, acceptance or rejection of the Airframe or any Engine or Parts; or (C) the Aircraft (or any portion thereof) or any Engine whether or not installed on the Airframe or any airframe on which an Engine is installed whether or not arising out of the finance, refinance, ownership, delivery, nondelivery, storage, lease, possession, use, non-use, operation, maintenance, modification, alteration, condition, sale, replacement, substitution, disposition, registration, reregistration or airworthiness of the Aircraft (or any portion thereof) including, without limitation, latent or other defects, whether or not discoverable, strict tort liability and any damage to property or the environment, death or injury to any person and any claim for patent, trademark or copyright infringement; or (D) the offer, sale, holding, transfer or delivery of the Equipment Notes or the Pass Through Certificates, whether before, on or after the applicable Issuance Date (the indemnity in this clause (D) to extend also to any person who controls an Indemnitee, its successors, assigns, employees, directors, officers, servants and agents within the meaning of
Section 15 of the Securities Act of 1933, as amended); or (E) any breach of, or failure to perform or observe, or any other noncompliance with, any covenant or agreement or other obligation to be performed by Owner under any Fundamental Document to which it is a party or the falsity of any representation or warranty of the Owner in any Fundamental Document; provided, with respect to an Indemnitee, that the foregoing indemnity shall not extend to any Expense to the extent resulting from or arising out of one or more of the following:

                    (1) any representation or warranty by such Indemnitee or any Related Indemnitee thereof in the Operative Documents or in any other Fundamental Document being incorrect; or

                    (2) the failure by such Indemnitee or any Related Indemnitee thereof to perform or observe any agreement, covenant or condition in any of the Fundamental Documents; or

                    (3) the willful misconduct or the gross negligence of such Indemnitee or any Related Indemnitee thereof (other than gross negligence imputed to such Indemnitee or any Related Indemnitee thereof solely by reason of its interest in the Aircraft); or

                                          [Participation Agreement (1997 747-1)]

                    (4) a disposition (voluntary or involuntary) by such Indemnitee of all or any part of its interest in any Equipment Note or any of all or any part of its interest in the Operative Documents or the other Fundamental Documents, other than during the continuance of an Indenture Event of Default or in connection with the exercise of remedies under any Fundamental Documents or pursuant to the exercise by Owner of its option to redeem or refinance the Equipment Notes; or

                    (5) other than to the extent provided in the succeeding paragraph, any Tax; or

                    (6) in the case of the Indenture Trustee in its individual capacity, any Expense to the extent attributable to the failure of the Indenture Trustee to distribute funds received and distributable by it in accordance with the Indenture, (B) in the case of the Subordination Agent in its individual capacity, any Expense to the extent attributable to the failure of the Subordination Agent to distribute funds received and distributable by it in accordance with the Intercreditor Agreement, or (C) in the case of any Pass Through Trustee in its individual capacity, any Expense to the extent attributable to the failure of such Pass Through Trustee to distribute funds received and distributable by it in accordance with the Pass Through Trust Agreement to which it is a party; or

                    (7) other than during the continuation of an Indenture Event of Default, the authorization or giving or withholding of any future amendments, supplements, waivers or consents by such Indemnitee or any Related Indemnitee thereof with respect to any of the Fundamental Documents unless such amendments, supplements, waivers or consents are requested by Owner or are required pursuant to the terms of the Fundamental Documents (unless the same results from the actions of such Indemnitee or Related Indemnitee); or

                    (8) except to the extent attributable to acts or events occurring on or prior thereto, acts or events which occur after the termination of the Indenture in accordance with Section 10.01 thereof; or

                    (9) any Expense to the extent attributable to the offer or sale by such Indemnitee or any Related Indemnitee of any interest in the Aircraft, any Equipment Note, any Pass Through Certificate or any similar interest in violation of the Securities Act, other applicable federal, state or foreign securities laws or any other law, in each case, on or prior to the applicable Issuance Date or on or prior to the date on which registered Pass Through Certificates are issued, as

                                          [Participation Agreement (1997 747-1)]

          contemplated by the Registration Rights Agreement, in exchange for the initial Pass Through Certificates; or

                    (10) any Expense or other amount which such Indemnitee expressly agrees to pay or such Indemnitee expressly agrees shall not be paid by or be reimbursed by Owner; or

                    (11) any Expense that is an ordinary and usual operating or overhead expense; or

                    (12) any Expense resulting from any Lien on the Aircraft which such Indemnitee or any of its Related Indemnitees is required to discharge under the Operative Documents; or

                    (13) if such Indemnitee shall be a Noteholder or any Related Indemnitee, for any Expense incurred by or asserted against such Indemnitee as a result of any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code.

          For purposes of this Section 5(b), a Person shall be considered a "Related Indemnitee" with respect to an Indemnitee if such Person is a director, officer, employee, agent, servant or Affiliate thereof or, if such Indemnitee is a Pass Through Trustee, the Subordination Agent or the Indenture Trustee or a director, officer, employee, agent, servant or Affiliate of any thereof, a Person shall be considered a "Related Indemnitee" with respect to any such Person if such Person is a Pass Through Trustee, the Subordination Agent or the Indenture Trustee or a director, officer, employee, agent, servant or Affiliate of any thereof.

          Notwithstanding clause 5(b)(5) above, Owner further agrees that any payment or indemnity pursuant to this Section 5(b) in respect of any "Expenses" shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or indemnity under the laws of any federal, state or local government or taxing authority in the United States, or under the laws of any taxing authority or governmental subdivision of a foreign country, or any territory or possession of the United States or any international authority, shall be equal to the excess, if any, of (A) the amount of such Expense over (B) the current net reduction in Taxes actually realized by such recipient resulting from the accrual or payment of such Expense.

          Nothing in this Section 5(b) shall be construed as a guaranty by Owner of payments due pursuant to the Pass Through Certificates or of the residual value of the Aircraft.

          If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly after receiving such notice

                                          [Participation Agreement (1997 747-1)]

give notice of such claim to Owner; provided that the failure to provide such notice shall not release Owner from any of its obligations to indemnify hereunder except to the extent that such failure results in an additional Expense to Owner (in which case Owner shall not be responsible for such additional Expense) or materially impairs the Owner's ability to contest such claim; provided further that no payment by Owner to an Indemnitee pursuant to this Section 5(b) shall be deemed to constitute a waiver or release of any right or remedy which the Owner may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give Owner such notice. Owner shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the respective Indemnitee, (A) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at Owner's sole expense, to participate therein. Notwithstanding any of the foregoing to the contrary, Owner shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings if (i) an Indenture Event of Default shall have occurred and be continuing, (ii) if such proceedings will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on, the Aircraft, the Indenture Estate or any part thereof unless Owner shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (iii) if such proceedings could, in the reasonable judgment of the Indemnitee, entail any risk of criminal liability. The Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by Owner pursuant to the preceding provisions; provided, that such Indemnitee's participation does not, in the reasonable opinion of the independent counsel appointed by the Owner or its insurers to conduct such proceedings, interfere with the defense of such case.

          The Indemnitee shall supply Owner, at Owner's expense, with such information reasonably requested by Owner as is necessary or advisable for Owner to control or participate in any proceeding to the extent permitted by this
Section 5(b). In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Expense (i) unless (x) the Indemnitee has given Owner at least 30 days' prior written notice of the nature and scope of the proposed settlement or compromise and (y) such Indemnitee has received Owner's prior written consent (except during the continuance of an Indenture Event of Default when such consent shall not be required (but the notice specified in clause (x) shall nonetheless be required)), which consent shall not be unreasonably withheld or delayed, or (ii) unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 5(b).

                                          [Participation Agreement (1997 747-1)]

          The Owner shall supply the Indemnitee with such information reasonably requested by the Indemnitee as is necessary or advisable for the Indemnitee to control or participate in any proceeding to the extent permitted by this Section 5(b).

          Upon payment of any Expense pursuant to this Section 5(b), Owner, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto other than claims under Section 9.06 of the Indenture. The Indemnitee agrees to give such further assurances or agreements and to cooperate with Owner to permit Owner to pursue such claims, if any, to the extent reasonably requested by Owner.

          In the event that Owner shall have paid an amount to an Indemnitee pursuant to this Section 5(b), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other person, such Indemnitee shall promptly pay Owner an amount equal to the sum of (I) the amount of such reimbursement, including interest received attributable thereto, net of taxes required to be paid by such Indemnitee as a result of any reimbursement including interest received attributable thereto and (II) any tax benefit realized by such Indemnitee as a result of any payment to Owner hereunder; provided, however, that (x) such amount attributable to (I) above shall not be in excess of the amount of such Expense payment made by Owner plus interest received attributable thereto and (y) any amount which is payable to Owner by any Person pursuant to this Section 5(b) shall not be paid to Owner if an Indenture Default under Section 8.01(a), (e) or (f) of the Indenture or an Indenture Event of Default shall have occurred and be continuing or if any payment is due and owing by Owner to such Person hereunder or under any other Operative Document. Any such amount shall be held by such Person (the Owner hereby granting a security interest in such amount to such Person) and, during the continuance of such Indenture Default or Indenture Event of Default, or an Indenture Event of Default, shall be applied against Owner's obligations hereunder to such Person as and when due. At such time as there shall not be continuing any such Indenture Event of Default or Indenture Default or there shall not be due and owing any such payment, such amount shall be paid to Owner to the extent not previously applied in accordance with the immediately preceding sentence.

          Owner's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor, whether or not the Person indemnified shall also be indemnified with respect to the same matter under the terms of any other document or instrument, and the Person seeking indemnification from Owner pursuant to any provision of this Agreement may proceed directly against Owner without first seeking to enforce any other right of indemnification.

          (c) Withholding. If Owner advises the Indenture Trustee and the relevant Noteholder in writing that interest on its Equipment Notes is subject to United States withholding tax, then the Indenture Trustee shall withhold as provided in Section 2.10 of the Indenture.

                                          [Participation Agreement (1997 747-1)]

          SECTION 6. Representations, Warranties and Covenants.

          (a) So long as the Lien of the Indenture shall not have been discharged and no Indenture Default under Section 8.01(a), (e) or (f) of the Indenture or any Indenture Event of Default shall have occurred or be continuing, the Owner may, at its own cost and expense and without the consent of the Indenture Trustee or any other Person, cause such Aircraft to be appropriately re-registered in the name of the Owner (or, if appropriate, in the name of any Permitted Lessee as "lessee") under the laws of (i) any country listed on Exhibit F to the Indenture with which the United States then maintains normal diplomatic relations or, if Taiwan, the United States then maintains diplomatic relations at least as good as those in effect on the Closing Date (a "Scheduled Country"), or (ii) any other country, in each case subject to the provisions hereof.

          Prior to any such re-registration under the laws of a Scheduled Country, the Indenture Trustee shall have received a favorable opinion of counsel addressed to it to the effect that (i) the laws of the new country of registration will recognize the Owner's right of ownership with respect to the Aircraft and will give effect to the Lien and security interest created by the Indenture and (ii) the Indenture and the Indenture Trustee's Lien and right to repossession thereunder is valid and enforceable under the laws of such country.

          Prior to any such re-registration under the laws of any country other than the U.S. or a Scheduled Country, the Indenture Trustee shall have received a favorable opinion of counsel in the new jurisdiction of registry covering the matters set forth in the preceding paragraph and to the effect that (A) the terms (including, without limitation, the governing-law, service-of- process and jurisdictional-submission provisions thereof) of the Indenture are legal, valid, binding and enforceable in such jurisdiction, (B) that it is not necessary for the Indenture Trustee to register or qualify to do business in such jurisdiction, (C) that there is no tort liability of the lender of an aircraft not in possession thereof under the laws of such jurisdiction other than tort liability which might have been imposed on such lender under the laws of the United States or any state thereof (it being understood that, such opinion shall be waived if insurance reasonably satisfactory to Indenture Trustee is provided, at Owner's expense, to cover such risk), and (D) (unless Owner shall have agreed to provide insurance covering the risk of requisition of use or title of the Aircraft by the government of such jurisdiction so long as the Aircraft is registered under the laws of such jurisdiction) that the laws of such jurisdiction require fair compensation by the government of such jurisdiction payable in currency freely convertible into Dollars for the loss of use or title of the Aircraft in the event of the requisition by such government of such use or title.

          In connection with any such re-registration, the Owner shall, at its cost and to the extent permitted by the laws of such country, cause the interests of the Indenture Trustee in the Aircraft to be duly registered or recorded under the laws of such country and at all times thereafter to remain so duly registered or recorded unless and until changed as provided herein,

                                          [Participation Agreement (1997 747-1)]

and shall cause to be done at all times all other acts (including the filing, recording and delivery of any document or instrument and the payment of any sum) necessary or, by reference to prudent industry practice in such country, advisable in order to establish the Indenture Trustee's interest in and to such Aircraft as against the Owner, any Permitted Lessee or any third parties in such jurisdiction.

          The Indenture Trustee shall execute and deliver all such documents as the Owner may reasonably request and otherwise cooperate with the Owner for the purpose of effecting, continuing or (as provided in this Section 6(a)) changing the registration of the Aircraft.

          The Owner shall pay all reasonable fees and expenses on an after-tax basis of the Indenture Trustee in connection with any change of registry of the Aircraft.

        (b) First Security Bank, National Association, in its individual capacity, covenants and agrees that it shall not cause or permit to exist any Lien, arising as a result of (i) claims against the Indenture Trustee, the Subordination Agent or any Pass Through Trustee not related to its interest in the Aircraft or the administration of the Indenture Estate pursuant to the Indenture, (ii) acts of the Indenture Trustee, the Subordination Agent or any Pass Through Trustee not permitted by, or failure of the Indenture Trustee, the Subordination Agent or any Pass Through Trustee to take any action required by, the Fundamental Documents to the extent such acts arise or such failure arises from or constitutes gross negligence or willful misconduct, (iii) claims against the Indenture Trustee, the Subordination Agent or any Pass Through Trustee relating to Taxes or Expenses which are excluded from the indemnification provided by Section 5(b) pursuant to said Section 5(b), or (iv) claims against the Indenture Trustee, the Subordination Agent or any Pass Through Trustee arising out of the transfer by any such party of all or any portion of its interest in the Aircraft, the Indenture Estate or the Fundamental Documents other than a transfer of the Aircraft pursuant to Article 5 or 8 of the Indenture.

        (c) FSB, in its individual capacity and as Indenture Trustee, Subordination Agent and Pass Through Trustee as provided below, represents to the Owner and the Primary Liquidity Provider as follows:

          (i) it is a Citizen of the United States, that it will notify promptly all parties to this Agreement if in its reasonable opinion its status as a Citizen of the United States is likely to change and that it will resign as Indenture Trustee as provided in Section 9.07 of the Indenture if it should cease to be a Citizen of the United States;

          (ii) it is a national banking association and has the full corporate power, authority and legal right under the laws of the United States of America to enter into and perform its obligations under the Fundamental Documents to which it is a party (the "FSB Documents") and, in its capacity as Indenture Trustee and Pass Through

                                          [Participation Agreement (1997 747-1)]

     Trustee, respectively, to authenticate the Equipment Notes and the Pass Through Certificates;

          (iii) the FSB Documents, and the authentication of the Equipment Notes and the Pass Through Certificates have been duly authorized by all necessary corporate action on the part of FSB, the Indenture Trustee, the Subordination Agent and the relevant Pass Through Trustee, as it shall be a party thereto in any such capacity, and neither the execution (or, in the case of the Equipment Notes and the Pass Through Certificates, the authentication) and delivery thereof in any such capacity nor the performance by it in any such capacity of any of the terms and provisions thereof will violate any federal or Utah law or regulation relating to the banking or trust powers of FSB or contravene or result in any breach of, or constitute any default under its charter or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which FSB, the Indenture Trustee, the Subordination Agent or the Pass Through Trustee is a party or by which it or its properties may be bound or affected;

          (iv) each of the FSB Documents has been duly executed (or, in the case of the Equipment Notes and the Pass Through Certificates, authenticated) and delivered by FSB, the Indenture Trustee, the Subordination Agent and the relevant Pass Through Trustee, as it shall be a party thereto in any such capacity, and, assuming that each such agreement is the legal, valid and binding obligation of each other party thereto (other than FSB, the Indenture Trustee, the Subordination Agent and the relevant Pass Through Trustee), is the legal, valid and binding obligation of FSB, the Indenture Trustee, the Subordination Agent and the relevant Pass Through Trustee, as it shall be a party thereto in any such capacity, enforceable against it in accordance with its terms;

          (v) neither the execution (or, in the case of the Equipment Notes and the Pass Through Certificates, the authentication) and delivery by FSB, the Indenture Trustee, the Subordination Agent or any Pass Through Trustee, as it is a party in any such capacity to any of the FSB Documents, nor the consummation by it in any such capacity of any of the transactions contemplated hereby, by the Indenture, by the Pass Through Trust Agreements, by the Equipment Notes or by the Pass Through Certificates requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any Utah state or federal governmental authority or agency regulating the banking, trust or fiduciary powers of FSB;

          (vi) there are no Taxes payable by FSB, the Indenture Trustee, the Subordination Agent or any Pass Through Trustee imposed by the State of Utah or any political subdivision or taxing authority thereof in connection with the execution (or, in the case of the Equipment Notes and the Pass Through Certificates, the authentication) and delivery by it as a party in any such capacity to any FSB Document or the performance by it as a party in any such capacity of any FSB Document (other than

                                          [Participation Agreement (1997 747-1)]

     franchise or other taxes based on or measured by any fees or compensation received by FSB, the Indenture Trustee, the Subordination Agent or any Pass Through Trustee, as the case may be, for services rendered in connection with the transactions contemplated thereby), and there are no Taxes payable by FSB, the Indenture Trustee, the Subordination Agent or any Pass Through Trustee imposed by the State of Utah or any political subdivision thereof in connection with the acquisition, possession or ownership by any Pass Through Trustee of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by a Pass Through Trustee for services rendered in connection with the transactions contemplated by the respective Pass Through Trust Agreement);

          (vii) there are no pending or threatened actions or proceedings against any of FSB, the Indenture Trustee, the Subordination Agent or the Pass Through Trustees before any court or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) purports to affect the legality, validity or enforceability of, or which is reasonably likely to materially adversely affect the ability of FSB, the Indenture Trustee, the Subordination Agent or the Pass Through Trustees to perform its obligations as a party in any such capacity under any FSB Document;

          (viii) except for the issuance and sale pursuant to the respective Pass Through Trust Agreement of the Pass Through Certificates contemplated hereby, neither FSB nor any Pass Through Trustee has directly or indirectly offered any Equipment Note or Pass Through Certificate for sale to any Person, or solicited any offer to acquire any Equipment Note or Pass Through Certificate from any Person, and neither FSB nor any Pass Through Trustee has authorized anyone to act on its behalf to offer directly or indirectly any Equipment Note or Pass Through Certificate for sale to any Person, or to solicit any offer to acquire any Equipment Note or Pass Through Certificate from any Person, and no Pass Through Trustee is in default under any respective Pass Through Trust Agreement;

          (ix) on the Closing Date there shall be no Liens attributable to FSB in respect of all or any part of the Collateral; and

          (x) the Equipment Notes to be acquired by the Subordination Agent are being acquired by it for the account of the applicable Pass Through Trustee, for investment and not with a view to any resale or distribution thereof, except that, subject to the restrictions on transfer set forth in each Pass Through Trust Agreement, the disposition by it of its Equipment Notes shall at all times be within its control.

        (d) So long as the Lien of the Indenture shall not have been discharged in accordance with the terms thereof, the Owner will not consolidate with or merge into any other corporation or convey, transfer or lease substantially all of its assets to any Person unless:

                                          [Participation Agreement (1997 747-1)]

          (i) the corporation formed by such consolidation or into which Owner is merged or the Person which acquires by conveyance, transfer or lease substantially all of the assets of Owner as an entirety (the "Successor") shall be a Citizen of the United States and shall be a Certificated Air Carrier;

          (ii) the Successor shall execute and deliver to the Indenture Trustee a duly authorized, valid, binding and enforceable agreement in form and substance reasonably satisfactory to the Indenture Trustee containing an assumption by such Successor of the due and punctual performance and observance of each covenant and condition of the Owner Documents to be performed or observed by Owner;

          (iii) immediately after giving effect to such transaction, no Indenture Event of Default shall have occurred and be continuing;

          (iv) Owner shall have delivered to the Indenture Trustee a certificate signed by the President or any Vice President and by the Secretary or an Assistant Secretary of Owner, and an opinion of counsel (which may be Owner's General Counsel) reasonably satisfactory to the Indenture Trustee, each stating that such consolidation, merger, conveyance, transfer or lease and the assumption agreement mentioned in clause (ii) above comply with this Section 6(d) and that all conditions precedent herein provided for in this Section 6(d) relating to such transaction have been complied with; and

          (v) the Successor shall make such filings and recordings with the FAA pursuant to the Transportation Code, as shall be necessary or desirable to evidence such consolidation, merger, conveyance, transfer or lease with or to such entity.

        Upon any consolidation or merger, or any conveyance, transfer or lease of substantially all of the assets of Owner as an entirety in accordance with this Section 6(d), the Successor shall succeed to, and be substituted for, and may exercise every right and power of, Owner under the Owner Documents with the same effect as if such Successor had been named as Owner herein and therein. Nothing contained herein shall permit any lease or other arrangement for the use, operation or possession of the Aircraft except in compliance with the applicable provisions of the Indenture.

        (e) So long as the Lien of the Indenture shall not have been discharged in accordance with the terms thereof, the Owner covenants and agrees with the Indenture Trustee as follows:

          (i) Owner shall at all times remain a U.S. Air Carrier;

                                          [Participation Agreement (1997 747-1)]

          (ii) Owner will give the Indenture Trustee timely written notice, but in any event within 30 days prior to the expiration of the period of time specified under applicable law to prevent the lapse of any perfection of any relocation of its chief executive office (as such term is defined in Article 9 of the Uniform Commercial Code) from its then present location and will promptly take such action as is required by clause (iv) below as a result of such relocation;

          (iii) Owner will cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as the Indenture Trustee shall reasonably require for accomplishing the purposes of this Agreement and the other Fundamental Documents; provided that any instrument or other document so executed by Owner will not expand any obligations or limit any rights of Owner in respect of the transactions contemplated by any Fundamental Documents; and

          (iv) Owner, at its expense, will cause the Indenture and all supplements and amendments to the Indenture to be promptly filed and recorded, or filed for recording, to the extent permitted under the Federal Aviation Act, or required under any other applicable law.

              (f) So long as the Lien of the Indenture shall not have been discharged in accordance with the terms thereof, Owner covenants and agrees that it will furnish to the Indenture Trustee:

          (i) Quarterly Statements - As soon as practicable after the end of the first, second, and third quarterly fiscal periods in each fiscal year of Owner, and in any event within 60 days thereafter, duplicate copies of:

                (1) a consolidated balance sheet of Owner as at the end of such quarter setting forth in comparative form the amount for the end of the corresponding period of the preceding fiscal year,

                (2) consolidated statements of income and retained earnings of Owner for such quarterly period, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, and

                (3) consolidated statements of cash flow of Owner for the portion of the fiscal year ending with said quarter, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year; and

          (ii) Annual Statements - As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, duplicate copies of:

                                          [Participation Agreement (1997 747-1)]

                (1) a consolidated balance sheet of Owner as at the end of such year, and

                (2) consolidated statements of income and retained earnings and of cash flow of Owner for such year,

        prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year and accompanied by an auditor's report of a firm of independent certified public accountants of recognized national standing (which report may be adverse, qualified or disclaim an opinion).

              (g) So long as the Lien of the Indenture shall not have been discharged, Owner covenants and agrees that it will perform its obligations under Section 2 Refinancing of the Note Purchase Agreement, in accordance with the terms of, and subject to the provisions of, such Section.

              (h) The parties hereto agree that in any case where Owner is required to deliver legal opinions to any party pursuant to any Operative Document, such legal opinions may in all cases be subject to such exceptions, assumptions, qualifications and/or reservations for that relevant jurisdiction that are considered acceptable in international aircraft finance transactions, but shall nonetheless be considered sufficient to satisfy Owner's obligations to deliver such legal opinions.

              SECTION 7. Notices; Consent to Jurisdiction. (a) All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by telecopier (with a copy of such notice to follow by registered or certified mail or by prepaid courier), or by prepaid courier service, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or received or if given by certified mail, three Business Days after being deposited in the mails, in accordance with the provisions of this Section 7(a). Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 7(a), notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) as follows: (A) if to Owner, the Indenture Trustee, the Pass Through Trustees or the Subordination Agent, to the respective addresses set forth on
Schedule I hereto or (B) if to any subsequent Noteholder addressed to such Noteholder at its address set forth in the Register maintained pursuant to
Section 2.03 of the Indenture.

              (b) Each party to this Agreement (including each Noteholder) (individually a "Party" and collectively "Parties") irrevocably agrees that any legal suit, action or proceeding brought by any other Party, which arises solely out of or relates solely to the Fundamental

                                          [Participation Agreement (1997 747-1)]

Documents or any of the transactions contemplated hereby or thereby or any document referred to herein or therein, may be instituted in the Circuit Court of the State of Illinois, Cook County or the United States District Court for the Northern District of Illinois and that they hereby waive the right to trial by jury in any such proceeding; provided, however, that the foregoing provisions shall not apply to third party tort claims (but shall apply to an indemnity claim with respect to such tort claim) and that the foregoing shall not apply to any right a Party may have to seek removal of such legal suit, action or proceeding to federal court or to seek consolidation of any separate legal suits, actions or proceedings brought by any one or more of the other Parties in the same or different jurisdictions. The agreement set forth in this Section 7(b) is given solely for the benefit of the Parties and such agreement is not intended to and shall not inure to the benefit of any other person.

              SECTION 8. Miscellaneous. (a) Each of the Pass Through Trustees and, by its acceptance of an Equipment Note, each subsequent Noteholder covenants and agrees that it shall not unreasonably withhold its consent to any consent requested of the Indenture Trustee under the terms of the Indenture.

              (b) The representations, warranties, indemnities and agreements of Owner, the Indenture Trustee, the Pass Through Trustee, the Subordination Agent and the Noteholders provided for in this Agreement, and Owner's, Indenture Trustee's, the Pass Through Trustees', the Subordination Agent's and the Noteholders' obligations under any and all thereof, shall survive the issuance of the Equipment Notes and the Pass Through Certificates or the transfer of any interest by any Noteholder in any Equipment Note or the Indenture Estate and the expiration or other termination of this Agreement or any other Fundamental Document.

              (c) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought; and no such termination, amendment, supplement, waiver or modification shall be effective unless a signed copy thereof shall have been delivered to the Owner and the Indenture Trustee. The terms of this Agreement shall be binding upon, and inure to the benefit of and shall be enforceable by, Owner, the Pass Through Trustee, the Subordination Agent, the Indenture Trustee, the Primary Liquidity Provider and the Noteholders. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Agreement is being delivered in the State of Illinois.

                                      * * *

                                          [Participation Agreement (1997 747-1)]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                    UNITED AIR LINES, INC.,
                                      Owner


                                    By:
                                       -----------------------------------------
                                      Vice President and Treasurer


                                    FIRST SECURITY BANK, NATIONAL
                                    ASSOCIATION,
                                      as Indenture Trustee


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                    FIRST SECURITY BANK, NATIONAL
                                    ASSOCIATION, in
                                    its capacity as Pass Through
                                    Trustee under each of the Pass Through Trust
                                    Agreements


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------


                                    FIRST SECURITY BANK, NATIONAL
                                    ASSOCIATION, as Subordination Agent


                                    By:
                                       -----------------------------------------
                                    Title:
                                          --------------------------------------

                                          [Participation Agreement (1997 747-1)]

                                   SCHEDULE I

                               NAMES AND ADDRESSES

OWNER:
------

Address for Notices:

         If by U.S. Mail
         United Air Lines, Inc.
         P.O. Box 66100
         Chicago, Illinois  60666

         Attn:  Vice President and Treasurer
         Telecopy:  (847) 700-7117

         If by Overnight Delivery Service
         United Air Lines, Inc.
         1200 East Algonquin Road
         Elk Grove Township, IL 60007

         Attn:  Vice President and Treasurer
         Telecopy:  (847) 700-7117

PASS THROUGH TRUSTEE:
---------------------

Address for Notices:

         First Security Bank,
         National Association
         79 South Main Street
         Salt Lake City, Utah  84111

         Attn:  Corporate Trust Department
         Telecopy:  (801) 246-5053

                                          [Participation Agreement (1997 747-1)]

SUBORDINATION AGENT:
--------------------

Address for Notices:

         First Security Bank,
         National Association
         79 South Main Street
         Salt Lake City, Utah  84111

         Attn:  Corporate Trust Department
         Telecopy:  (801) 246-5053

Address for Payments:

         First Security Bank, National Association
         ABA # 124-0000-12
         Acct# 051-0922115
         Attn:  Corporate Trust Department
         Ref: 1997-747-1

                                          [Participation Agreement (1997 747-1)]

                                   SCHEDULE II

                          EQUIPMENT NOTES, NOTEHOLDERS
                          AND ORIGINAL PRINCIPAL AMOUNT


    Noteholders                     Equipment Notes                Original Principal Amount
    -----------                     ---------------                -------------------------

1997-1A Pass Through Trust          Three-Month LIBOR + .22%       $64,961,000
                                    Equipment Notes due
                                    December 2, 2002

1997-1B Pass Through Trust          Three-Month LIBOR + .325%      $15,534,000
                                    Equipment Notes due
                                    December 2, 2002

1997-1C Pass Through Trust          Three-Month LIBOR + .22%       $2,362,000
                                    Equipment Notes due
                                    December 2, 2002

                                          [Participation Agreement (1997 747-1)]


                                  SCHEDULE III

                  DESCRIPTION OF PASS THROUGH TRUST AGREEMENTS


United Air Lines, Inc. 1997-1A Pass Through Trust Agreement

United Air Lines, Inc. 1997-1B Pass Through Trust Agreement

United Air Lines, Inc. 1997-1C Pass Through Trust Agreement